Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

Life Technologies Announces First Quarter 2013 Results

Revenue increased 2.5% to $963 million, or 4.4% excluding currency

GAAP earnings per share (EPS) of $0.69, or $1.07 on a Non-GAAP basis, an increase of 8%

Free Cash Flow of $148 million

CARLSBAD, CA, May 2, 2013 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its first quarter ended March 31, 2013. Revenue for the first quarter was $963 million, an increase of 2.5 percent over the $939 million reported for the first quarter of 2012. Excluding the impact of currency, revenue growth for the quarter was 4.4 percent compared to the same period of the prior year.

“We had a successful start to the year with strength across our Applied Sciences and Genetic Analysis business groups, including double digit growth in both our Bioproduction and Forensics businesses, which drove revenues and earnings growth above our guidance expectations,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies. “Our end markets remained in line with our expectations, with strength in emerging markets and across much of Asia, and continued cautious spending in the United States and Europe, as expected.

“During the quarter, we continued our rapid pace of innovation with new bioinformatics tools for Ion Torrent and software for our synthetic biology business. We also continued to execute against our strategy to expand in growth and emerging markets as we entered into new collaborations in stem cells, Rapid DNA products, and acquired our reagent distributor in South Korea.”

Lucier continued, “On April 15, Life Technologies and Thermo Fisher Scientific announced that the two companies had signed a definitive agreement under which Thermo Fisher will acquire Life for $76.00 in cash per fully diluted common share, or approximately $13.6 billion. We look forward to joining forces with the outstanding team at Thermo Fisher, which shares our commitment to customers, employees and shareholders.”

Life Technologies reported results compared to the quarter ended March 31, 2012. Results are non-GAAP unless indicated otherwise. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today’s press release.

Analysis of First Quarter 2013 Results

•

First quarter revenue increased 2.5 percent over the prior year, or 4.4 percent excluding the impact of currency. Revenue growth for the quarter was driven by strong sales from the Ion Torrent, Bioproduction and Forensics businesses, partially offset by expected declines in SOLiD® sales and lower Research Consumables and capital equipment sales primarily due to the expected slowdown in the U.S. as the threat of sequestration impacted customer buying patterns.

•

Gross margin in the first quarter was 66.2 percent, approximately 40 basis points lower than the same period of the prior year. Gross margin was negatively impacted by a higher mix of Ion Torrent instrument sales, Bioproduction sales and unfavorable currency rates, partially offset by manufacturing productivity and royalties including licensing agreements.

•

Operating margin was 29.4 percent in the first quarter, approximately 80 basis points lower than the same period of the prior year. Operating margin was primarily impacted by lower gross margin and planned investments in emerging markets and molecular diagnostics.

•	The tax rate was 26.2 percent for the first quarter.

•	First quarter EPS increased 8 percent to $1.07.

•

Diluted weighted shares outstanding were 174.5 million in the first quarter, a decrease of 8.6 million shares over the prior year. The decrease was a result of the company’s share repurchase program, partially offset by shares issued for employee stock plans. The company repurchased $105 million or 2 million shares in the first quarter.

•

Cash flow from operating activities for the first quarter was $135 million. First quarter capital expenditures were $24 million, offset by $37 million of cash proceeds from the sale of assets, resulting in free cash flow of $148 million. The company ended the quarter with $293 million in cash and short-term investments.

Business Group and Regional Highlights

•

Research Consumables revenue was $409 million in the first quarter, a decrease of 3 percent compared to the prior year. Excluding the impact from currency, revenue for the business group declined 1 percent. The decline in growth for the quarter was primarily driven by cautious spending in the U.S. and Europe and a tough comparison to prior year in Japan, which benefited from stimulus spending in Q1 2012.

•

Genetic Analysis revenue was $365 million in the first quarter, an increase of 3 percent over the same period last year. Excluding the impact from currency, revenue increased 5 percent. Growth for the quarter was primarily driven by an increase in our Ion Torrent business and royalties including licensing agreements, partially offset by lower CE instrument sales and an expected decline in SOLiD product sales.

•

Applied Sciences revenue was $189 million in the first quarter, an increase of 17 percent over the same period last year. Excluding the impact from currency, revenue increased 19 percent. Growth for the quarter was primarily driven by sales in Bioproduction and Forensics products.

•

Regional revenue growth rates excluding currency for the first quarter compared to the same quarter of the prior year were as follows: the Americas grew 5 percent, Europe grew 3 percent, Asia Pacific grew 10 percent and Japan grew 1 percent. The Americas benefited from increased sales in Ion Torrent, Forensics, Bioproduction and higher royalties including licensing agreements. Europe saw growth in Forensics and Bioproduction, offset by lower Research Consumables. Asia Pacific grew across all business groups primarily due to Ion Torrent, Research Consumables, and Bioproduction. Japan growth was primarily due to Ion Torrent and Bioproduction sales, offset by lower sales from government stimulus programs that took place in the same period last year.

Outlook

The Company anticipates revenue in the range of $950 million to $955 million and non-GAAP diluted earnings per share in the range of $0.94 to $0.97 for the quarter ending June 30, 2013, due to the impact from the fluctuations in currency rates, and the timing of operating expenses and larger deals compared to the guidance provided on February 4, 2013. Based on March 31, 2013 rates, currency is expected to have a negative impact of $62 million to revenue and a negative $0.15 impact to non-GAAP EPS for the full year.

Conference Calls

Given the recent announcement that Life Technologies and Thermo Fisher have entered into a definitive merger agreement under which Thermo Fisher will acquire all of the outstanding shares of Life Technologies for $76.00 per share in cash, the Company will no longer hold conference calls for its quarterly and annual earnings. The transaction, which is expected to close early in 2014, is subject to a Life shareholder vote and satisfying customary closing conditions, including regulatory approvals.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company that is committed to providing the most innovative products and services to leading customers in the fields of scientific research, genetic analysis and applied sciences. With a presence in more than 180 countries, the company’s portfolio of 50,000 end-to-end solutions are secured by more than 5,000 patents and licenses that span the entire biological spectrum — scientific exploration, molecular diagnostics, 21st century forensics, regenerative medicine and agricultural research. Life Technologies has approximately 10,000 employees and had sales of $3.8 billion in 2012. Visit us at our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company and statements regarding the proposed acquisition of Life Technologies by Thermo Fisher. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; plans and prospects for the company; corporate strategy and performance; and the expected timetable for completing the transaction with Thermo Fisher. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

All products referenced are for Research Use Only and not intended for use in diagnostic procedures, unless otherwise noted.

Non-GAAP Measurements

This discussion includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Life Technologies by Thermo Fisher. In connection with the proposed acquisition, Life Technologies intends to file relevant materials with the SEC, including Life Technologies’ proxy statement in preliminary and definitive form. Stockholders of Life Technologies are urged to read all relevant documents filed with the SEC, including Life Technologies’ definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from Life Technologies by contacting investor relations at (760) 603-7208 or ir@lifetech.com. Such documents are not currently available.

Participants in Solicitation

Thermo Fisher and its directors and executive officers, and Life Technologies and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Life Technologies common stock in respect of the proposed transaction. Information about the directors and executive officers of Thermo Fisher is set forth in its proxy statement for Thermo Fisher’s 2013 Annual Meeting of stockholders, which was filed with the SEC on April 9, 2013. Information about the directors and executive officers of Life Technologies is set forth in the proxy statement for Life Technologies’ 2013 Annual Meeting of stockholders, which was filed with the SEC on March 15, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition (once available).

Investor and Financial Contact

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the three months ended March 31, 2013	For the three months ended March 31, 2012
(unaudited)

Revenues	$962,512	$939,114
Cost of revenues	326,014	313,681
Purchased intangibles amortization	72,380	72,106

Gross profit	564,118	553,327

Gross margin	58.6%	58.9%
Operating expenses:
Selling, general and administrative	271,216	253,398
Research and development	83,546	88,598
Business consolidation costs	26,689	14,266

Total operating expenses	381,451	356,262

Operating income	182,667	197,065
Operating margin	19.0%	21.0%
Interest income	471	764
Interest expense	(29,365)	(35,738)
Other expense, net	(2,476)	(5,716)

Total other expense, net	(31,370)	(40,690)

Income from operations before provision for income taxes	151,297	156,375
Income tax provision	(30,188)	(23,736)

Net income	121,109	132,639
Net loss attributable to non-controlling interests	87	—

Net income attributable to controlling interest	$121,196	$132,639

Effective tax rate	20.0%	15.2%
Add back interest expense for subordinated debt, net of tax	—	12

Numerator for diluted earnings per share	$121,196	$132,651

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.71	$0.74

Diluted earnings per share attributable to controlling interest	$0.69	$0.72

Weighted average shares used in per share calculation:
Basic	170,807	178,873
Diluted	174,481	183,113

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the three months ended March 31, 2013		For the three months ended March 31, 2012
(unaudited)

GAAP net income	$121,109		$132,639

Non-GAAP revenue Adjustments
Purchase accounting related adjustments	341		364
Charges on a discontinued product	—		(457)

Total Non-GAAP revenue Adjustments	341	(1)	(93	) (1)

Non-GAAP cost of revenues and purchased intangible Adjustments
Purchased intangibles amortization	72,380		72,106
Purchase accounting related adjustments	733		—
Licensing settlement	—		(169)

Total Non-GAAP cost of revenues and purchased intangible Adjustments	73,113	(2)	71,937	(2)

Non-GAAP Operating Expense Adjustments
Purchase accounting related adjustments	505		927
Business consolidation costs	26,689		14,266
Licensing settlement	—		(934)

Total Non-GAAP Operating Expense Adjustments	27,194	(3)	14,259	(3)

Non-GAAP Other Expense Adjustments
Noncash interest expense charges	—		5,382
Other expense	—		5,297

Total Non-GAAP Other Expense Adjustments	—		10,679	(4)

Non-GAAP Income Tax Provision Adjustments
Income tax adjustments	(35,696)		(48,076)

Total Non-GAAP Income Tax Provision Adjustments	(35,696	) (5)	(48,076	) (5)

Non-GAAP Net Income	$186,061		$181,345
Non-GAAP loss attributable to non-controlling interest	87	(6)	—

Non-GAAP Net Income Attributable to Controlling Interest	$186,148		$181,345

Add back of interest expense for subordinated debt, net of tax	—		12

Non-GAAP Numerator for diluted earnings per share	$186,148		$181,357

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.09		$1.01

Diluted earnings per share attributable to controlling interest	$1.07		$0.99

Weighted average shares used in per share calculation:
Basic	170,807		178,873
Diluted	174,481		183,113

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended March 31, 2013, Non-GAAP earnings resulted in total revenue of $962.9 million, gross profit of $637.6 million with gross margin of 66.2%, operating profit of $283.3 million with operating margin of 29.4%, and an income tax provision of $65.9 million with the Non-GAAP effective tax rate of 26.2% with the above adjustments.

For the three months ended March 31, 2012, Non-GAAP earnings resulted in total revenue of $939.0 million, gross profit of $625.2 million with gross margin of 66.6%, operating profit of $283.2 million with operating margin of 30.2%, and an income tax provision of $71.8 million with the Non-GAAP effective tax rate of 28.4% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.3 million and $0.4 million for the three months ended March 31, 2013 and 2012, respectively. Adjust for revenue related to a discontinued product of $0.5 million for the three months ended March 31, 2012.

(2)

Add back amortization of purchased intangibles of $72.4 million and amortization of a fair value inventory write-up of $0.8 million, offset by contingent consideration remeasurement of $0.1 million for the three months ended March 31, 2013. Add back amortization of purchased intangibles of $72.1 million and adjust for royalty fees and compensation costs of $0.2 million as a result of a licensing settlement for the three months ended March 31, 2012.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.5 million for the three months ended March 31, 2013. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.9 million, offset by compensation costs of $0.9 million as a result of licensing settlement for the three months ended March 31, 2012. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $26.7 million and $14.3 million for the three months ended March 31, 2013 and 2012, respectively.

(4)

Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the three months ended March 31, 2012.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
(in thousands)(unaudited)	2013	2012
Net income	$121,109	$132,639
Add back amortization and share-based compensation	92,820	92,962
Add back depreciation	30,813	31,459
Balance sheet changes	(93,055)	(62,939)
Other noncash adjustments	(16,968)	(90,205)

Net cash provided by operating activities	134,719	103,916
Capital expenditures	(23,606)	(25,334)
Proceeds from sale of assets	36,729	328

Free cash flow	147,842	78,910
Net cash used in investing activities	(43,511)	(39,417)
Net cash used in financing activities	(95,346)	(663,372)
Effect of exchange rate changes on cash	(2,741)	4,129

Net (decrease) increase in cash and cash equivalents	$6,244	$(619,750)

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$292,612	$276,369
Trade accounts receivable, net of allowance for doubtful accounts	691,679	697,228
Inventories	407,455	403,488
Prepaid expenses and other current assets	277,716	248,154

Total current assets	1,669,462	1,625,239

Long-term assets	6,869,586	7,012,826

Total assets	$8,539,048	$8,638,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,048	$253,214
Short-term borrowings	324,004	100,000
Accounts payable, accrued expenses and other current liabilities	743,064	839,137

Total current liabilities	1,071,116	1,192,351

Long-term debt	2,068,979	2,060,855
Other long-term liabilities	712,632	731,396
Stockholders’ equity	4,686,321	4,653,463

Total liabilities and stockholders’ equity	$8,539,048	$8,638,065